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                                                                      EXHIBIT 21




                              LIST OF SUBSIDIARIES




American Homestar Corporation
Nationwide Housing Systems, Inc.
Nationwide Housing Corporation
Nationwide West, Inc.
Associated Retailers Group, Inc.
Roadmasters Transport Company, Inc. (51% owned)
American Homestar Financial Services, Inc.
Western Insurance Agency, Inc.
Lifestar Reinsurance, Ltd.
21st Century Mortgage Corporation (50% owned)
Oak Creek Housing Corporation
American Homestar of Burleson, Inc.
American Homestar of Lancaster, Inc.
Oak Creek Homes, Inc.
Heartland Homes, Inc.
Guerdon Holdings, Inc.
Guerdon Homes, Inc.